Exhibit 99:

FOR IMMEDIATE RELEASE

Contact: F. Scott Bauer, President

(336) 768-8500

Southern Community Financial Corporation
Attended Northeast Super-Community Bank Conference

     Winston-Salem, North Carolina, June 20, 2003 – Southern Community Financial Corporation (Nasdaq: SCMF and SCMFP) (the “Company”), the holding company for Southern Community Bank and Trust, announced today that it had made a presentation on June 17, 2003 at the 2003 Northeast Super-Community Bank Conference in Boston, Massachusetts. In the presentation and in response to questions from the attendees, the company indicated that it expected its loan growth to exceed $100 million this year, and as the Bank’s loan growth levels off over the next two to three years, for its Return on Equity to increase into the double digits and its Return on Average Assets to move upward toward 1.0%. The company also indicated that in the same two to three year time frame, it expected its efficiency ratio to decrease under 60%.

     Southern Community’s securities trade on the Nasdaq National Market under the common stock symbol SCMF and trust preferred SCMFP. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com

     This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

*End of release*